FOR IMMEDIATE RELEASE	EXHIBIT 99

AT THE COMPANY	FRB / WEBER SHANDWICK
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR

FISCAL YEAR 2003 THIRD QUARTER

MURRYSVILLE, PA, April 24, 2003—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months and nine months ended March 31, 2003.

FINANCIAL RESULTS

Three Months Ending March 31, 2003

Net sales for the third quarter totaled a record $161.9 million, up 28 percent over the $126.7 million in the third quarter a year ago. Results for the 2003 third quarter reflect $12.7 million in sales from Novametrix Medical Systems, Inc., acquired on April 12, 2002, and incremental revenues in excess of $8.0 million from Fuji-RC, in which the Company acquired a controlling interest on May 31, 2002.

Domestic revenues increased 17 percent from $102.4 million in the third quarter a year ago to $120.4 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of 20 percent in domestic sleep therapy products. Developmental care products from Novametrix included in the Company’s domestic homecare division contributed approximately $4.0 million in revenues during the quarter. Additionally, the Company’ hospital division increase was driven by 24 percent growth in its core hospital ventilation systems, the Esprit™ Critical Care Ventilator and BiPAP® Vision Noninvasive Ventilator, and lower growth in other hospital product areas. Domestically, Novametrix cardiorespiratory hospital device sales totaled $5.6 million during the quarter.

International revenues totaled $41.5 million for the third quarter, a 71 percent increase over the $24.3 million reported a year ago. The strong growth in international sales was driven by significant revenue gains in the Company’s sleep therapy and ventilation products for the homecare market as well as increases in the Company’s hospital ventilation product lines. International revenues include $3.0 million from sales of Novametrix cardiorespiratory devices to the international hospital marketplace and the Fuji-RC incremental revenues noted above.

Net income for the current quarter was $13.9 million, or $0.41 per share, including the restructuring and integration expenses described below totaling $3.2 million on a pre-tax basis or approximately $0.05 per share after-tax. Excluding the impact of these charges, net income for the current quarter was $15.9 million, or $0.46 per share, a 40 percent increase over the $11.3 million, or $0.36 per share, reported a year ago. The improved earnings for the third quarter were primarily the result of sales and operating margin increases compared to the prior year.

Restructuring and integration expenses consisted of integration costs associated with the Company’s acquisition of Novametrix as well as restructuring charges associated with the Company’s previously announced restructuring of operations at its Kennesaw, Georgia location. As announced in a press release on April 11, 2003, the Company will complete its final step in the integration of Novametrix by consolidating product manufacturing activities and other support functions from the Wallingford, Connecticut plant to its Carlsbad, California location. The Company expects that the relocation process will take place over a one-year period. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and integration expenses.

The Company’s adoption of Statement of Financial Accounting Standards No. 142 during the current fiscal year, which eliminated the amortization of goodwill, added approximately $0.03 per share to the March 31, 2003 quarterly results.

Nine Months Ending March 31, 2003

For the nine-month period ending March 31, 2003, net sales increased to $452.4 million, a 29 percent increase compared to $351.5 million from the last year’s comparable nine-month period. Results for the 2003 nine-month period reflect $36.7 million in sales from Novametrix and incremental revenues in excess of $19.0 million from Fuji-RC.

Net income for the nine-month period ended March 31, 2003 was $32.0 million, or $0.93 per share, including the restructuring and integration expenses described above totaling $13.7 million on a pre-tax basis or approximately $0.25 per share after-tax. Excluding the impact of these charges, net income on a year-to-date basis was $40.6 million, or $1.18 per share, a 38 percent increase over the $29.4 million, or $0.94 per share, reported a year ago. For the nine-month period ended March 31, 2003, the Company’s adoption of Statement of Financial Accounting Standards No. 142 added approximately $0.08 per share.

COMMENTS FROM MANAGEMENT

Quarterly Results

“I am very pleased to be reporting another strong quarter for Respironics. Our third quarter results reflect the strength of our Company across our divisions and various geographic markets,” stated James W. Liken, president and chief executive officer of Respironics. “Respironics’ programs and technologies in both the domestic and international markets continue to drive the success of our business. Our 20 percent growth in domestic sleep therapy attests to the effectiveness of our strategies in this market. The Company’s newest technology for the treatment of obstructive sleep apnea, the REMstar® Pro with C-Flex™, continues to post encouraging results. Patient compliance is key to the sleep therapy marketplace, and our programs and technologies are successfully addressing the challenges faced by health care providers in this area,” he stated.

Internationally, the Company experienced positive contributions from both its core business and its acquired entities. Sleep therapy and ventilation revenue gains were particularly noteworthy and were the principal drivers for the Company’s growth in the international marketplace. On an organic basis, the Company’s international sleep therapy business increased by over 50 percent. This success is being driven by the acceptance of the Respironics C-Flex and REMstar Auto devices in the Company’s various international markets. The Company is also seeing positive trends in Japan where the sleep therapy market is in its emerging stages. “We believe our acquisition of Fuji-RC positions us well to participate in this new growth market in Japan. The reimbursement infrastructure as well as growing awareness of the consequences of sleep apnea in Japan are driving increases in the diagnosis and treatment of sleep apnea patients with positive airway pressure,” Mr. Liken commented. “Initial trends in this market are very encouraging, and we continue to view the Japanese market as one of the Company’s long-term growth opportunities,” he added.

The Company also continued to strengthen its overall financial position with another strong quarter of cash generation. “The Company generated over $35 million in cash from operations and increased its overall cash balance by $8.6 million after reducing long term debt by $14.2 million during the quarter. Thus far, during fiscal year 2003, we have reduced our long term debt by over $31 million while continuing to invest in our business and increasing our cash balance by $9.6 million,” Mr. Liken concluded.

Research and Development

The Company continues to invest in research and development for its core products and programs serving the respiratory marketplace. Development efforts are underway for enhancements to the Company’s sleep therapy and ventilation product lines as well as for improved monitoring and diagnostic systems. In the patient interface area, the Company is focusing significant resources on both new masks and enhancements to existing masks for the hospital and homecare environments. Additionally, Respironics continues to explore opportunities in a broad array of treatments for sleep disorders that will enable the Company to leverage the expertise it gained in developing products and programs to treat obstructive sleep apnea.

Respironics has continued its focus on the cardiology community and raising awareness regarding sleep apnea and cardiovascular disease. The Company co-sponsored a symposium at the American College of Cardiology conference held at the end of March 2003. The symposium focused on the prevalence of sleep disordered breathing among patients with cardiovascular disease and the implications of identifying and treating sleep apnea in patients with congestive heart failure. Included in the symposium was a discussion by Dr. T. Douglas Bradley regarding the outcome of the recently published clinical study involving congestive heart failure patients with sleep apnea. This study and its results were described in a press release dated March 28, 2003.

Outlook

For fiscal year 2003, the Company is comfortable with revenue expectations of approximately $617 million to $622 million and earnings per share estimates of $1.66 to $1.67 (exclusive of non-recurring items). Earnings per share estimates for the quarter ending June 30, 2003 (exclusive of non-recurring items) are in the range of $0.48 to $0.49.

This earnings per share outlook does not include the impact of restructuring and integration expenses that occurred during the first three quarters, and that will occur during the fourth quarter, of fiscal year 2003 resulting from previously announced restructuring and integration actions at the Kennesaw, Georgia and Wallingford, Connecticut manufacturing facilities. During the nine months ended March 31, 2003, the Company incurred restructuring and integration expenses totaling $13.7 million on a pre-tax basis or $0.25 per share after tax. During the quarter ending June 30, 2003, the Company will incur additional restructuring and integration expenses estimated to be in the range of $4.0 million to $5.0 million on a pre-tax basis, or $0.07 to $0.09 per share after tax, associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently and to clinicians seeking the best products and services to enhance the quality of patient care. The Company’s focus is on home care, hospital and international markets, providing programs that manage sleep disordered breathing, chronic respiratory diseases, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the Company employs more than 2,500 individuals worldwide and has manufacturing facilities in several domestic and international locations. Further information on Respironics can be found on its Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and growth of markets, acceptance of the Company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, anticipated results from acquisitions and restructuring, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	3/31/03	3/31/02	3/31/03	3/31/02
Sales	$161,858	$126,708	$452,382	$351,501

Gross profit (1)	82,727	59,564	227,193	165,163

Restructuring and integration expenses (1)	3,182	0	13,391	0

Income before income taxes	22,370	18,706	51,473	48,635

Net income	13,917	11,316	32,016	29,375

Basic earnings per share	0.41	0.37	0.96	0.96

Diluted earnings per share	0.41	0.36	0.93	0.94

Diluted earnings per share, excluding impact of restructuring and integration expenses (1)	0.46	0.36	1.18	0.94

Basic shares outstanding	33,622	30,582	33,483	30,495

Diluted shares outstanding	34,308	31,442	34,254	31,416

(1) – See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary

(Unaudited)

(Dollars in thousands)

	Three months ended		Nine months ended
	3/31/03	3/31/02	3/31/03	3/31/02

Domestic Homecare	$99,523	$88,406	$284,096	$246,128

Domestic Hospital	20,833	14,039	60,392	37,441

International	41,502	24,263	107,894	67,932

Total	$161,858	$126,708	$452,382	$351,501

Condensed Balance Sheet

(Unaudited)

(Dollars in thousands)

	At 3/31/03	At 6/30/02

Cash	$71,957	$62,335

Trade accounts receivable	129,539	121,281

Inventory	82,283	86,632

Other current assets	31,470	42,390

Total current assets	315,249	312,638

Property, plant and equipment (net)	100,604	99,935

Other assets, including goodwill	143,660	137,663

Total assets	$559,513	$550,236

Current liabilities	$96,793	$113,672

Long-term obligations	47,896	59,502

Minority interest and other	11,118	9,342

Shareholders’ equity	403,706	367,720

Total liabilities and shareholders’ equity	$559,513	$550,236

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and integration expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Nine months ended
	3/31/03	3/31/02	3/31/03	3/31/02
GAAP net income	$13,917	$11,316	$32,016	$29,375
Restructuring and integration expenses, net of tax	1,980	0	8,550	0

Net income, excluding the impact of restructuring and integration expenses	$15,897	$11,316	$40,566	$29,375

Diluted shares outstanding	34,308	31,442	34,254	31,416

Diluted earnings per share, excluding the impact of restructuring and integration expenses	$0.46	$0.36	$1.18	$0.94

Restructuring and integration expenses consist of the following:

	Three months ended		Nine months ended
	3/31/03	3/31/02	3/31/03	3/31/02
Acquisition related integration expenses	$1,252	$0	$5,961	$0
Restructuring charges associated with facility changes:
Included in cost of goods sold	0	0	355	0
Included in restructuring and integration expenses	1,930	0	7,430	0

Total	$3,182	$0	$13,746	$0

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and integration expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and integration expenses (business acquisitions and facility consolidation) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.